Exhibit 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

November 5, 2007

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Re: Registration of Securities of Exar Corporation

Ladies and Gentleman:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Exar Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of the offer and sale of warrants (the “Warrants”) to purchase 280,364 shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company (as exercised, the “Warrant Shares”), and the 308,400 shares of Common Stock, which represent 110% of the Warrant Shares (the “Shares,” and together with the Warrants, the “Securities”).

We are of the opinion that (i) the Securities have been duly authorized by all necessary corporate action on the part of the Company (ii) the Warrants are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principals of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and (iii) upon payment for and delivery of the Shares as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP